Exhibit 10.1

Consulting AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as April 1, 2021 (the “Effective Date”), is made by and between Neuronetics, Inc., a Delaware corporation (the “Company”), and Gregory Harper (“Consultant”). Consultant and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Background

Consultant retired from the role of the Company’s Vice President, R&D and clinical effective March 31, 2021; and

Company desires to utilize the services of Consultant in various capacities, including facilitation of the orderly transfer of Consultant’s former responsibilities, and Consultant is willing to perform such services for Company.

Terms

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants set forth in this Agreement and intending to be legally bound hereby, the Company and Consultant agree as follows:

1.Consulting Services.
1.1.Services.  During the Term (as defined in Section 3.1), Consultant shall provide the services as the Company may request from time to time (the “Consulting Services”) upon reasonable notice to Consultant and scheduled at mutually-convenient times.  The Parties anticipate that the Consulting Services will require no more than the (10) hours per week during the Term.
1.2.Independent Contractor.  Consultant and the Company intend for Consultant to be considered an independent contractor to the Company for all purposes and not an employee of the Company. The Company shall have no obligation to provide any employment-related benefits to Consultant.  Consultant shall indemnify, defend and hold harmless the Company against any claim that Consultant is or was an employee of the Company after the Effective Date.
1.3.No Conflict.  Consultant shall not become a party to any non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement and performing fully his duties and responsibilities under this Agreement.
1.4.Prior Restrictive Covenants.  The Parties acknowledge and agree that the Consulting Services shall have no impact on restrictive covenants granted by Consultant to the Company during the term of Consultant’s employment by the Company (“Restrictive Covenants”)

Exhibit 10.1

and the agreements containing such Restrictive Covenants shall remain in full force and effect in accordance with their respective terms.
1.5.Prior Equity Agreements. The Parties acknowledge and agree that March 31, 2021 is the date of Consultant’s separation of service under any and all agreements providing for the grant of equity compensation by the Company to Consultant during the term of Consultant’s employment and the agreements providing for such equity compensation shall remain in full force and effect in accordance with their respective terms.
2.Compensation.
2.1.In consideration for Consultant’s performance of the Consulting Services, the Company shall pay Consultant at the rate of $200 per hour, billed in 15 minute increments. In addition, the Company shall reimburse Consultant for reasonable and properly documented out-of-pocket expenses incurred by Consultant not to exceed $250 without the prior written consent of the Company.
2.2.Consultant shall be solely responsible for the payment of all taxes or contributions imposed or required by the tax laws of any jurisdiction that pertain to the amounts paid to Consultant under this Agreement.  The Company may issue a Form 1099 to Consultant in respect of the payments made under this Agreement.
3.Term and Termination.
3.1.Term.  Subject to Section 3.2, the term of this Agreement shall begin on the Effective Date and shall continue until June 30, 2021; provided, however, that, with the mutual written consent of the Parties prior to the then-scheduled expiration date, this Agreement may be extended for successive thirty (30) day periods thereafter (the “Term”).
3.2.Termination.
3.2.1.A Party may terminate this Agreement for convenience upon thirty (30) days’ prior written notice to the other Party.
3.2.2.A Party may terminate this Agreement for breach if the other Party materially breaches any provision of this Agreement and fails to cure such breach within five (5) days after the non-breaching Party gives the other Party written notice that describes the breach in reasonable detail.
3.3.Effect of Termination. Promptly but no later than five (5) days after any termination or expiration of this Agreement, Consultant shall disclose to the Company all Inventions (as defined in Section 7.1) and deliver to the Company all work product resulting from the performance of the Consulting Services.  Sections 1.2, 1.4, 1.5, 2, 3.3, 4 through 13 shall survive the termination or expiration of this Agreement for any reason in accordance with their respective

Exhibit 10.1

terms.  Termination or expiration of this Agreement shall not be deemed to be a waiver of any claims arising from activities occurring prior to termination or expiration.
4.Non-Exclusive Engagement. The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Consulting Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.
5.Warranty.  Consultant warrants that the Consulting Services will be performed in a professional and workmanlike manner.
6.Confidentiality.
6.1.Confidential Information.  Consultant agrees at all times during the Term and thereafter not to disclose to any person or entity or remove from the possession or control of the Company any Confidential Information, and not to use, except as necessary in connection with Consultant’s performance of the Consulting Services or with prior written authorization of an authorized officer of the Company, any Confidential Information.  As used in this Agreement, “Confidential Information” means any and all information concerning the Company including, without limitation, technical information concerning the Company’s product development plans, the work product and other deliverables created by Consultant in connection with this Agreement, technical data, trade secrets or know-how, research, products, services, customer lists, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit and other financial information and all other business information disclosed to Consultant by or on behalf of the Company, in each case whether disclosed in writing, orally, visually or otherwise.  The foregoing restrictions shall not apply to Confidential Information, which is or becomes publicly known through no wrongful act of Consultant or the personnel of Consultant.
6.2.Consultant-Restricted Information.  Consultant agrees that Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential, and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any person or entity (other than the Company or Consultant) unless consented to in writing by such person or entity.
6.3.Third Party Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees at all times during the Term and thereafter to hold in strictest confidence, and, except as necessary in performing the Consulting Services and consistent with the Company’s agreement with such third party, not to use or disclose to any person or entity such information.

Exhibit 10.1

6.4.Additional Obligations.  Consultant acknowledges and agrees that Consultant’s obligations under Section 6 are in addition to, and not in lieu of, Consultant’s obligations of confidentiality as a former employee of the Company.
7.Ownership of Results.
7.1.Assignment of Inventions.  Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all worldwide right, title, and interest in and to any and all inventions, ideas, discoveries, original works of authorship (such as business plans, market research, reports, computer code and programs), all work product and other deliverables, findings, conclusions, data, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Consulting Services or which result, to any extent, from use of the Company’s premises, property or Confidential Information (collectively, the “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”).  Consultant further acknowledges and agrees that all original works of authorship which are made by Consultant (solely or jointly with others) in the performance of the Consulting Services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  However, to the extent that any such work may not be considered a work made for hire or Consultant otherwise retains any rights therein, Consultant hereby forever and irrevocably assigns, transfers and conveys to the Company all worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.
7.2.Further Assurances.  Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 7.1 or to enable the Company to secure its rights in the Inventions and any patents, trademarks, copyrights or other intellectual property rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other intellectual property rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.  Without limiting the foregoing, Consultant shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to Inventions, and any patents, copyrights, trademarks or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after Term.  If the Company is unable for any reason to secure Consultant’s signature to apply for

Exhibit 10.1

or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.
7.3.Pre-Existing Materials.  Consultant agrees that if in the course of performing the Consulting Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, software code, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest: (a) Consultant shall obtain the Company’s approval in writing before incorporating such invention, improvement, development, software code, concept, discovery or other proprietary information into any Invention; and (b) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, copy, create derivative works of, modify, use, sell and otherwise commercialize in any manner such item as part of or in connection with such Invention (and derivatives, modifications and enhancements thereof). Consultant shall not incorporate any invention, improvement, development, software code, concept, discovery or other proprietary information owned by any third party into any Invention without the Company's prior written permission.
7.4.Warranty.  Consultant hereby warrants that: (a) all Inventions will be the original work of Consultant and/or the subcontractors to Consultant; (b) the Inventions will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (c) the Inventions will not be obscene, libelous, or violate the right of privacy or publicity of any third party; and (d) Consultant will not intentionally insert in any Inventions any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware.
7.5.Use of Subcontractors.  Consultant may not use subcontractors to perform the Consulting Services except with the Company’s consent in its sole and absolute discretion.
7.6.Additional Obligations.  Consultant acknowledges and agrees that Consultant’s obligations under Section 7 are in addition to, and not in lieu of, Consultant’s obligations with respect to Inventions as a former employee of the Company.
8.Return of the Company Property.  Promptly upon the expiration or termination of this Agreement or upon the Company’s request at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant in connection with the Consulting Services or otherwise belonging to the Company.  Consultant shall not remove any Company property from the premises of the Company without written authorization from the Company. Consultant acknowledges and agrees that Consultant’s obligations under this Section 8

Exhibit 10.1

are in addition to, and not in lieu of, Consultant’s obligations to return Company property as a former employee of the Company.
9.Arbitration and Equitable Relief.
9.1.Arbitration.  Except as provided in Section 9.2, Consultant agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in West Chester, Pennsylvania, unless the Parties agree in writing to conduct the arbitration in another location, before a single arbitrator and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  Each Party irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.  The Parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.  If the Parties are unable to appoint a mutually acceptable arbitrator within 30 days after a Party gives written notice to the other requesting resolution of a dispute in accordance with the provisions of this Section 9.1, then the American Arbitration Association shall appoint the arbitrator in accordance with such Commercial Arbitration Rules.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each Party shall separately pay the fees and expenses of its own counsel.  Nothing in this Agreement shall prevent the Parties from settling any dispute by mutual agreement at any time.
9.2.Equitable Remedies.
9.2.1.Consultant acknowledges that Sections 6, 7, and 8 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such provisions, that it would be impossible or inadequate to measure and calculate the Company’s damages from any violation of those Sections and that any violation of any provision of those Sections may result in irreparable injury to the Company and its affiliates (each of which shall be deemed a third party beneficiary of such restriction).  Consultant agrees that each of the Company and its affiliates shall be entitled to obtain from any court of competent jurisdiction (and, for the avoidance of doubt, without resort to arbitration as provided in Section 9.1) preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 6, 7, and 8 which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any affiliate may be entitled.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

Exhibit 10.1

9.2.2.Consultant irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding seeking equitable relief under this Section 9, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction; (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court.  Consultant also irrevocably and unconditionally consents to the service of any process, pleading, notices or other papers in any manner permitted by the notice provisions of Section 9.
10.Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.
11.Notices.  All notices and other communications under this Agreement or in connection with this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (a) actual receipt by the intended recipient or (b) one (1) business day after deposit of the notice with a nationally-recognized overnight delivery service, properly addressed and charges prepaid as follows:

If to the Company, to:

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, PA 19355

Attention:  General Counsel

If to Consultant, to:

Gregory Harper

[INSERT ADDRESS]

or to such other names, addresses and/or facsimile numbers as the Company or Consultant, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

12.Severability.  The provisions of this Agreement are severable, and if any provision or portion thereof is held to be invalid or unenforceable for any reason, such provision or portion thereof shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable.
13.Miscellaneous.  This Agreement: (a) constitutes the final, exclusive and fully integrated agreement between the Company and Consultant with respect to its subject matter and supersedes any prior and contemporaneous agreements and understandings between the Company and Consultant relating to the subject matter of this Agreement; (b) may be modified only in a writing duly executed by the Party against whom enforcement is sought; and (c) shall be binding upon and

Exhibit 10.1

inure to the benefit of and be enforceable by the respective successors and assigns of the Parties to this Agreement; provided that this Agreement may be assigned by the Company at any time; and provided further that Consultant acknowledges that the duties and responsibilities of Consultant are of a personal nature and, as such, this Agreement and the rights and responsibilities of Consultant may not be assigned or delegated in whole or in part, by Consultant without the prior written consent of the Company, except that Consultant may assign its right to payments due under this Agreement by giving the Company written notice of assignment that includes the name and address of the assignee and an acknowledgement acceptable to the Company that payment to the assignee satisfies the Company’s payment obligations under this Agreement to the extent of the payment.  This Agreement may be signed in counterparts which, when taken together, shall be one and the same document.  The headings of the Sections of this Agreement are for convenience of reference only.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEURONETICS, INC.

By: /s/ Keith J. Sullivan

Name:Keith J. Sullivan

Title:President and Chief Executive Officer

By: /s/ Gregory Harper

Name: Gregory Harper